Exhibit 99.1

April 23, 2003

TETRA TECH REPORTS SECOND QUARTER 2003 RESULTS

Diluted earnings per share up 114%

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced second quarter results for fiscal year 2003. Gross revenue for the quarter ended March 30, 2003 was $245.5 million, up 8.6% from gross revenue of $226.1 million for the same quarter last year.  Net revenue for the quarter was $192.9 million, up 8.3% from $178.1 million for the same quarter last year.  Operating income for the quarter was $21.3 million, or 109.7% more than the $10.2 million for the same period last year.  Income before the cumulative effect of accounting change related to goodwill impairment, as described below, for the quarter was $11.4 million, up 115.5% from $5.3 million for the same quarter last year.  Net loss for the quarter, as a result of the cumulative effect of accounting change of $114.7 million, was $103.2 million, compared to net income of $5.3 million a year ago.  Diluted earnings per share before the cumulative effect of accounting change increased 113.6% to 21 cents from 10 cents for the previous year.

For the six-month period, gross revenue was $478.5 million, down 0.1% over gross revenue of $479.2 million for the same period last year.  Net revenue for the six months was $373.9 million, increasing 3.0% from $363.0 million for the same period last year.  Operating income for the six months was $38.4 million, or 24.1% more than the $31.0 million for the same period last year. Income before the cumulative effect of accounting change was $20.6 million, up 23.5% from $16.6 million for the same period last year.  Net loss for the six-month period, as a result of the cumulative effect of accounting change of $114.7 million, was $94.1 million, compared to net income of $16.6 million for the same period last year.  Diluted earnings per share before the cumulative effect of accounting change for the six months were 37 cents, an increase of 23.3% compared to 30 cents last year.

	Second Quarter Ended		Six Months Ended
	March 30, 2003	March 31, 2002	March 30, 2003	March 31, 2002
Gross Revenue	$245,464,000	$226,128,000	$478,544,000	$479,156,000
Net Revenue	192,870,000	178,073,000	373,852,000	362,962,000
Operating Income	21,324,000	10,168,000	38,447,000	30,969,000
Income Before Cumulative
Effect of Accounting Change	11,425,000	5,302,000	20,564,000	16,645,000
Net (Loss)/Income	(103,244,000)	5,302,000	(94,105,000)	16,645,000

EPS Before Cumulative Effect of Accounting Change:
Basic	0.21	0.10	0.39	0.32
Diluted	0.21	0.10	0.37	0.30

Basic Shares Outstanding	53,373,000	52,440,000	53,330,000	52,396,000
Diluted Shares Outstanding	55,419,000	54,945,000	55,212,000	55,089,000

Cumulative Effect of Accounting Change

On September 30, 2002, Tetra Tech adopted Financial Accounting Standards Board Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).  As a result of performing the required steps of SFAS 142, Tetra Tech wrote off 100% of the goodwill related to the Communications segment during the second quarter of fiscal 2003.  This write-off is categorized as a cumulative effect of accounting change outside of income from operations.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of material corporate transactions which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Tetra Tech expects diluted earnings per share for the third quarter of fiscal 2003 to be approximately 25 cents.  Net revenue for that quarter is expected to range from approximately $235 million to $250 million.  For the fiscal year, Tetra Tech expects diluted earnings per share in the range of 90 cents to 92 cents, and net revenue in the range of $840 million to $870 million.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With more than 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

Investors will have the opportunity to access a live audio-visual webcast concerning the second quarter results through a link posted on the Company’s web site at www.tetratech.com on April 24, 2003 at 8:00 a.m. (PDT).

CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations at (626) 351-4664

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning Tetra Tech’s fiscal 2003 financial and business prospects.  The statements, which represent Tetra Tech’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audits of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client’s discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech’s reports to the Securities and Exchange Commission, including those under the heading “Risk Factors” in its Form 10-K for the fiscal year ended September 29, 2002 and its Form 10-Q for the fiscal quarter ended December 29, 2002.  Tetra Tech undertakes no duty to update the Forward-Looking Statements.